Exhibit 99.1

Access National Reports Earnings

RESTON, Va.--(BUSINESS WIRE)--Access National Corporation (NASDAQ:ANCX), holding company for Access National Bank, reported net income for the fourth quarter of 2007 of $625 thousand, or $.06 per diluted share compared to $2.3 million or $.19 per diluted share for the same period of the prior year. The decrease in earnings is primarily attributed to $1.4 million of credit related charges comprised of $761 thousand of charges in the mortgage banking segment associated with the disposition of repurchased loan obligations and a $643 thousand increase in provision for loan losses in the banking segment to bolster reserves and guard against economic driven credit risk.

Net income for the year ended December 31, 2007 was $3.7 million, or $.31 per diluted share, compared to $7.6 million, or $.72 per diluted share earned in 2006. The decrease in earnings is primarily attributed to $2.9 million of charges in the mortgage banking segment associated with loan repurchase obligations as well as an increase of $1.8 million over the prior year in provisions for loan losses in the banking segment due to growth and heightened credit risk concerns over the economy.

For the twelve months ended December 31, 2007, the commercial banking segment contributed approximately $9.4 million in pre-tax income, down 11% from the $10.6 million for the same period in 2006. Following the $2.9 million of credit charges, the mortgage banking segment had a pre-tax loss of $2.8 million for the year, compared to pre-tax earnings of $2.1 million in 2006.

Non-performing assets were reduced by 37% during the fourth quarter from $4.3 million at September 30, 2007 to $2.7 million at December 31, 2007. The non-performing assets at year end were $2.7 million or 0.56% of loans plus real estate owned. Nonperforming assets consisted of two (2) commercial loans held by the banking segment of $577 thousand, $1.1 million in residential mortgage loans, and $1 million in other residential real estate owned by the mortgage segment. The mortgage banking segment charged $1.5 million against reserves during the quarter in connection with the disposition and write down of non-performing assets. The mortgage subsidiary repurchased and charged off one (1) loan of $80,000 during the fourth quarter and has not repurchased any loans since. Following charges to the allowance during the fourth quarter, the allowance for loan losses remained $7.5 million or 1.52% of loans held for investment at December 31, 2007, compared to $5.5 million and 1.26% at December 31, 2006.

In our third quarter earnings announcement, it was stated that actions were being taken to reduce the size, scope and operating expenses of the mortgage banking segment. Benefits of the actions to reduce operating expenses are reflected in the $1.1 million reduction in quarter over quarter non-interest expense. Agreements with two key upstream correspondent lenders were modified to eliminate exposure to repurchase obligations attributable to early payment default on all loans commencing November 1, 2007. These two correspondents account for over 75% of year to date volume. Finally, the mortgage subsidiary has enhanced its loan policies that require credit underwriting consistent with traditional banking policies which are generally more conservative than loan products offered by correspondents.

Total assets decreased $22.4 million to $622.4 million at December 31, 2007 compared to $644.8 million at December 31, 2006. The decrease in assets was largely attributable to declines in mortgage loans held for sale and maturities in the investment securities portfolio.

Loans held for investment increased approximately $44.0 million while mortgage loans held for sale decreased $26.2 million and securities available for sale decreased $31.6 million during the year ended December 31, 2007.

Total deposits increased $34.5 million to $473.4 million while short term borrowings decreased approximately $43.3 million during the year ended December 31, 2007. The company opened its fourth and fifth banking centers during the year. The banking center in Leesburg, Virginia opened in February while the Manassas, Virginia location was opened in November. The two new locations expand the Bank’s physical presence from its base in Fairfax County to include the neighboring Northern Virginia counties of Loudoun and Prince William.

Return on average assets was .57% in 2007, compared to 1.29% in 2006. Return on average equity was 5.84% in 2007 compared to 17.15% in 2006. Average shareholders’ equity totaled $63.3 million in 2007 compared to $44.3 million in 2006.

Earnings per share for the 12 months ended December 31, 2007 were $0.32 basic and $0.31 diluted compared to $0.81 and $0.72 reported for same period in 2006.

A summary of the operating performance and financial condition for the reporting period is attached.

Access National Corporation is the parent company of Access National Bank, an independent nationally chartered bank. The Bank, established in December 1999, serves the business community in the greater DC Metropolitan area. Its wholly owned subsidiary, Access National Mortgage Corporation, provides residential mortgage loans to bank clients and consumers in the same area and other select markets. Additional information is available on our website at www.AccessNationalBank.com. The shares of Access National Corporation are traded on the NASDAQ National Market under the symbol "ANCX".

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified as “may”, “could”, “expect”, “believe”, anticipate”, “intend”, “plan” or variations thereof. These forward-looking statements may contain information related to those matters such as the Company’s intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K and other SEC files.

Access National Corporation Selected Financial Data (In Thousands, Except for Share Data)

	Dec 31 2007	Dec 31 2006	Percent Change
Period end balances
Assets	$622,376	$644,782	-3%
Loans held for investment	477,598	433,595	10%
Loans held for sale	39,144	65,320	-40%
Investment Securities (at fair value)	73,560	105,163	-30%
Earning assets	603,217	620,270	-3%
Total Deposits	473,418	438,932	8%
Shareholder's equity	57,961	62,295	-7%
Mortgage loan originations	1,069,746	1,049,018	2.0%
Quarterly averages
Securities	84,740	107,945	-21.5%
Loans held for investment	481,195	423,577	13.6%
Earning assets	614,590	609,850	0.8%
Assets	632,752	631,378	0.2%
Interest bearing deposits	397,179	373,544	6.3%
Total Deposits	458,515	436,950	4.9%
Repurchase agreements & federal funds	14,915	10,504	42.0%
Commercial paper & other short term borrowings	13,582	23,644	-42.6%
FHLB borrowings	75,967	85,443	-11.1%
Shareholders' equity	60,420	60,214	0.3%
Averages (Twelve Months)
Securities	94,218	105,775	-10.9%
Average loans held for investment	472,373	400,212	18%
Average earning assets	633,928	569,505	11%
Average assets	649,584	589,834	10%
Interest bearing deposits	382,645	362,282	6%
Total Deposits	445,000	423,788	5%
Repurchase agreements & federal funds	12,411	5,063	145%
Commercial paper & other short term borrowings	15,913	17,586	-10%
FHLB borrowings	102,156	84,787	20%
Average shareholders' equity	63,343	44,270	43%
Earnings
Net income (YTD)	3,702	7,593	-51%
Banking segment - income before taxes	9,379	10,587	-11%
Mortgage segment - income before taxes	(2,817)	2,064	-236%
Other segments - income before taxes (1)	(1,270)	(1,205)	5%
Consolidated - income before taxes	5,292	11,446	-54%
Common shares outstanding	10,840,730	11,816,929	-8.3%
Book value	$5.35	$5.27	1%
Basic EPS	$0.32	$0.81	-60%
Diluted EPS	$0.31	$0.72	-57%
Average outstanding shares
Basic	11,620,130	9,429,074	23.2%
Diluted	11,866,468	10,541,873	12.6%
Average assets (12 Months)	649,584	589,834	10.1%
Return on average assets (12 Months)	0.57%	1.29%	-55.7%
Average shareholders equity (12 Months)	63,343	44,270	43.1%
Return on average equity (12 Months)	5.84%	17.15%	-65.9%
Net Interest Margin (12 months)	3.17%	3.21%	-1.0%
Efficiency ratio - bank only	50.87%	48.67%	4.5%
Efficiency ratio - consolidated	83.59%	74.55%	12.1%
Asset quality
Allowance for loan losses	7,462	5,452	37%
Allowance for loan losses/loans held for investment	1.56%	1.26%	24.3%
Non-performing assets	2,702	360	650.6%
Non-performing assets/Total loans plus OREO	0.56%	0.08%	605.6%
Net charge-offs to average loans (YTD)	0.12%	0.00%	100.0%

(1)Access National Corp. & Access Real Estate LLC

Access National Corporation Consolidated Balance Sheet

	December 31	December 31
	2007	2006
(In Thousands)	(unaudited)

ASSETS

Cash and due from banks	$6,238	$11,974

Interest bearing balances	13,264	15,391

Securities available for sale, at fair value	73,560	105,163

Loans held for sale	39,144	65,320

Loans held for investment net of allowance for loan losses of $7,462 and $5,452 respectively	470,136	428,142

Premises, Equipment and Land	9,712	9,598

Other assets	10,322	9,194

Total assets	$622,376	$644,782

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$59,416	$79,223

Savings and interest bearing deposits	142,820	120,309

Time Deposits	271,182	239,400

Total deposits	473,418	438,932

Short-term borrowings	41,676	84,951

Long-term borrowings	39,524	42,572

Subordinated debentures	6,186	10,311

Other liabilities and accrued expenses	3,611	5,721

Total Liabilities	564,415	582,487

SHAREHOLDERS' EQUITY
Common stock $0.835 par value; 60,000,000 authorized; issued and outstanding, 10,840,730 and 11,816,929 shares respectively	9,052	9,867

Surplus	21,833	29,316

Retained earnings	26,846	23,641

Accumulated other comprehensive income (loss)	230	(529)

Total shareholders' equity	57,961	62,295

Total liabilities and shareholders' equity	$622,376	$644,782

Access National Corporation Consolidated Statement of Operations

(In Thousands Except for Share Data)	Three Months Ended 12/31/07 (unaudited)	Twelve Months Ended 12/31/07 (unaudited)	Twelve Months Ended 12/31/06

INTEREST INCOME
Interest and fees on loans	$9,735	$40,303	$34,898

Interest on federal funds sold & bank balances	303	830	399

Interest on securities	999	4,293	4,641
Total interest income	11,037	45,426	39,938

INTEREST EXPENSE
Interest on deposits	4,660	18,125	15,776

Interest on other borrowings	1,307	7,179	5,906
Total interest expense	5,967	25,304	21,682
Net interest income	5,070	20,122	18,256

Provision for loan losses	860	2,558	232
Net interest income after provision for loan losses	4,210	17,564	18,024

NONINTEREST INCOME
Service charges and fees	87	365	359

Gain on sale of loans	4,958	20,241	19,813

Other Income	464	7,101	7,461
Total noninterest income	5,509	27,707	27,633

NONINTEREST EXPENSE
Salaries and benefits	4,006	19,578	19,404

Occupancy and equipment	686	2,530	1,859

Other operating expense	4,204	17,871	12,949
Total noninterest expense	8,896	39,979	34,212
Income before income tax	823	5,292	11,445

Income tax expense	198	1,590	3,853
NET INCOME	$625	$3,702	$7,592

Earnings per common share:
Basic	$0.06	$0.32	$0.81
Diluted	$0.06	$0.31	$0.72

Average outstanding shares:
Basic	10,989,002	11,620,130	9,429,074
Diluted	11,152,295	11,866,468	10,541,873

CONTACT:
Access National Corporation
Michael Clarke, 703-871-2100